SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported): January 17, 2000


                     TRANSPORT CORPORATION OF AMERICA, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Minnesota                    0-24908                 41-1386925
----------------------------         -----------             ----------------
(State or other jurisdiction         (Commission             (I.R.S. Employer
      of incorporation)              File Number)           Identification No.)


     1769 Yankee Doodle Road
         Eagan, Minnesota                                        55121
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(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code: (612) 686-2500


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ITEM 5. OTHER EVENTS.
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         On January 17, 2000, Transport Corporation of America, Inc. ("Transport
America") entered into an Agreement and Plan of Merger (the "Agreement") with USFreightways Corporation ("USF") and USF's wholly-owned subsidiary Zeus Acquisition Corporation ("Zeus").

         Pursuant to the Agreement, Zeus will merge with and into Transport America, and Transport America will continue as a wholly-owned subsidiary of USF (the "Merger"). In the Merger, shareholders of Transport America will receive
0.4122919 shares of USF common stock for each share of Transport America common stock held. Holders of an aggregate of 1,155,000 shares who hold a put option with respect to each of those shares will receive an additional .0049062 shares of USF common stock (for an aggregate .4171981 shares) for each such share. All holders of put options are former shareholders of North Star Transport, Inc., which Transport America acquired in 1998, who received their put option in connection with that acquisition as previously reported.

         Based on shares currently outstanding, the Merger would result in the issuance of approximately 3,435,000 shares of Freightways common stock. The Merger, to be accounted for on a pooling of interests accounting basis, is subject to certain regulatory approvals and approval of the shareholders of Transport America.

         This description of the Agreement and the Merger is qualified in its entirety by reference to the full text of the Agreement which is attached hereto as an Exhibit.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
------------------------------------------

Exhibits
--------

2 Agreement and Plan of Merger by and among Transport Corporation of America, Inc., USFreightways Corporation and Zeus Acquisition Corporation, dated as of January 17, 2000.

99 Press release of Transport Corporation of America, Inc., dated January 18, 2000, with respect to the Merger.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   Transport Corporation of America, Inc.


                                   By  /s/ Robert J. Meyers
                                      -------------------------------------
                                      Robert J. Meyers, President and Chief
                                      Executive Officer
Dated: January 27, 2000

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